SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 20, 2002

Wells Real Estate Investment Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland
(State or other jurisdiction of incorporation)

0-25739	58-2328421
(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (770) 449-7800

(Former name or former address, if changed since last report)

Item 2.    Acquisition of Assets

Nestle Building

On December 20, 2002, Wells REIT Glendale, CA, LLC (“REIT Glendale”) purchased a 20-story office building containing approximately 505,115 rentable square feet located in Glendale, California (the “Nestle Building”) for a purchase price of $157,000,000, plus closing costs, from Douglas Emmett Joint Venture (“Douglas Emmett”). REIT Glendale is a Georgia limited liability company wholly-owned by Wells Operating Partnership, L.P. (“Wells OP”), a Delaware limited partnership formed to acquire, own, lease and operate real properties on behalf of Wells Real Estate Investment Trust, Inc. (the “Registrant”). Douglas Emmett is not in any way affiliated with the Registrant, Wells OP, REIT Glendale, or our advisor, Wells Capital, Inc.

In connection with the acquisition of the Nestle Building, REIT Glendale assumed a $90,000,000 loan in favor of Landesbank Schleswig-Holstein Girozentrale, Kiel (“Landesbank”), a German chartered bank.

The Nestle Building was built in 1990 and is located on a 4.02-acre tract of land at 800 N. Brand Boulevard, Glendale, California. Approximately 502,994 rentable square feet of the Nestle Building (99.6%) is leased to Nestle USA, Inc. (“Nestle USA”), a wholly-owned subsidiary of Nestle S.A., a Swiss company. Nestle USA operates manufacturing centers which produce various foods and beverages, including chocolate, prepared foods, juices and milk products. Some of Nestle USA’s famous brands include Stouffer’s, Carnation, Libby’s, Taster’s Choice and Nestle. The Nestle lease commenced in August 1990 and expires in August 2010. The current annual base rent payable under the Nestle USA lease is $14,839,519.

Wells Management Company, Inc., an affiliate of the Registrant and our advisor, will manage the Nestle Building on behalf of REIT Glendale and will be paid management and leasing fees in the amount of 4.5% of the gross revenues from the Nestle Building, subject to certain limitations.

Item 7.    Financial Statements and Exhibits

(a)     Financial Statements. Since it is impracticable to provide the required financial statements for the acquired real property described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Registrant hereby confirms that the required financial statements will be filed on or before March 4, 2003, by amendment to this Form 8-K, which date is within the 60-day period allowed to file such an amendment.

(b)     Pro Forma Financial Information. See Paragraph (a) above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE INVESTMENT TRUST, INC. (Registrant)

By:	/s/ LEO F. WELLS, III
Leo F. Wells, III President
Date: January 3, 2003

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